Exhibit 99.1
Autoliv Inc. Financial Report July - September 2005
Stable Sales and Operating Margin

(Stockholm, Oct. 20, 2005) - During the quarter ended September 30, 2005, Autoliv Inc. (NYSE: ALV and SSE: ALIV.sdb) - the worldwide leader in automotive safety systems - continued to meet its expectations.

Compared to the corresponding quarter 2004, consolidated sales rose by 1% to $1,392 million despite a 6% drop in light vehicle production in Western Europe, Autoliv's most important market. Operating income and margin stood unchanged at $104 million and 7.5% despite a .4% negative effect from on-going restructuring activities. Earnings per share declined, partly due to one-time tax effects, to 66 cents from 72 cents in the third quarter 2004.

Cash flow from operations amounted to $124 million and $59 million after investing activities.

Reported sales for the fourth quarter 2005 are expected to decline by 9% due to a 5% negative reporting-day effect and a 4% negative currency effect. Consequently, daily organic sales are expected to remain flat and operating margin approach the level recorded in the same quarter 2004 despite higher steel prices.

An earnings conference call will be held today at 3.30 p.m. (CET). To listen in call:
In Europe +44-207-947-5033
In North America +1-866-432-7186
The conference will also be available and archived at www.autoliv.com under Financial info.

Market Overview

During the third quarter, light vehicle production in the Triad (i.e. Europe, North America and Japan) is estimated to have declined by less than half a percent compared to the same quarter 2004.

In Europe, (including Eastern Europe), where Autoliv generates more than half of its revenues, light vehicle production declined by 4% due to a 6% drop in Western Europe which was partially offset by an increase in Eastern Europe. This production mix was negative for Autoliv and the automotive safety industry, since East European cars generally have less safety content per vehicle than West European vehicles.

In North America, which accounts for a quarter of Autoliv's consolidated revenues, light vehicle production increased by nearly 3%, which was almost 2% better than expected. This was due to the fact that the "The Big 3" (i.e. GM, Ford and Chrysler) reduced their production only marginally and not by 3% as expected. The Asian and European vehicle manufacturers increased their production in North America by 10%. Since Autoliv has a higher sales value per vehicle with the Asian and European manufacturers than with an average Big-3 vehicle, the North American vehicle build mix was positive for Autoliv.

In Japan, which accounts for nearly one tenth of Autoliv's consolidated sales, light vehicle production increased by 2%.

The automotive safety market is also driven by new regulations and crash test programs that increase the demand for airbags and other safety products. For instance, during next year the U.S. Congress is expected to consider the adoption of new side-impact regulations and in August a new Act was signed into law that mandates certain improvements for occupant safety (see Other Significant Events).

Consolidated Sales

During the third quarter, Autoliv's consolidated net sales rose slightly to $1,392 million compared to the third quarter 2004. Currency effects did not have any impact on consolidated sales.

Despite the 6% drop in West European light vehicle production, organic sales (i.e. sales excluding currency translation effect and acquisitions/divestitures) were maintained by the introduction of curtain airbags and other side airbags into an increasing number of new vehicle models and by continued market share gains in steering wheels. Sales were also driven by the favorable customer mix in North America and by a higher market share in Japan for safety electronics. However, these favorable trends were offset by the drop in West European light vehicle production, continued pricing pressure from customers and the phase-out of low-margin non-competitive inflators for airbags. Sales in the Rest of the World (RoW) (i.e. Asia and other markets outside the Triad) continued to grow but at a lower rate than expected partly due to labor-union strikes at almost all of our customers in Korea.

Sales by Product

Both reported and organic sales of airbag products (including electronics and steering wheels) rose by 1% to $917 million, marginally better than the light vehicle production in the Triad. Organic sales of airbags were driven by side curtain airbags (up 23%), steering wheels (up 16%) and side airbags for chest protection (up 8%). Sales of knee airbags continued to grow, although from a low level. However, sales of frontal airbags declined, partly reflecting the drop in West European light vehicle production. Sales were also negatively affected by the phase-out of certain low-margin non-competitive contracts for airbag inflators.

Sales of seatbelt products (including seat sub-systems) rose by 1% to $475 million due to the consolidation of a joint venture in China. Excluding this effect and a small currency effect, sales declined organically by 1% due to the drop in West European light vehicle production.

Sales by Region

Sales from Autoliv's European companies declined by 7% to $719 million. Excluding a negative currency effect of 1%, organic sales decreased by 6% or at the same rate as the West European light vehicle production. The decline was most pronounced in frontal airbags and seatbelts, while other product lines managed to withstand most of the decline in vehicle production. Sales to Citröen's new C4; Opel's Corsa, Meriva and Zafira; and Skoda's Octavia continued to grow despite the strong decline in West European vehicle production. The success of Porsche's new Cayman also contributed to offset the effect of the decline.

Sales from Autoliv's North American companies rose by 12% to $421 million, which was nine percentage points better than the region's light vehicle production. This strong performance was not only due to Autoliv's favorable customer mix but also due to the sales of curtain airbags which doubled, while the sales of side airbags for chest protection rose by 42% and the sales of steering wheels surged by 59%. In addition, Autoliv increased its market shares in seatbelts and electronics. Autoliv's sales increase was driven primarily by Honda's Civic, Odyssey, Ridgeline and Pilot. By Hyundai's Sontana; Toyota's Sienna and Avalon; by Nissan's Pathfinder; Chrysler's Jeep Commander; Volkswagen's Bora/Jetta; and Buick's LaCrosse. Sales continued to be adversely affected by the expiration of certain frontal airbag contracts and the continued phase-out of low-margin non-competitive inflators for airbag systems.

Sales from Autoliv companies in Japan rose by 1% to $123 million. Excluding a 1% negative currency effect, the organic sales growth was 2%, in line with the light vehicle production in Japan. The organic growth was mainly driven by a 24% increase in the sales of steering wheels. Sales were particularly strong to Nissan's Serena, Tiida and LaFesta; Honda's CRV; Toyota's Vitz; and the Mazda 3.

Sales from Autoliv companies in the Rest of the World (RoW) increased by 18% to $129 million. Excluding currency effects of 9% and 7% from the consolidation of the Chinese joint venture, sales grew by 1%. The slow down in the organic growth rate from the previous quarter is partly due to the labor-union strikes in Korea. Sales grew organically in all product areas, except airbag components.

Earnings

Gross profit rose by 7% or $18 million to $281 million and gross margin improved from 19.1% to 20.2%, the best third-quarter margin in six years. The improvements were achieved despite almost flat sales and additional costs of $23 million for higher raw material prices. The improvements were primarily driven by previous years plant closures, moves to low-cost countries and the phase-out of low-margin non-competitive products in parallel with strong sales growth for curtain airbags and other new products. The improvements were also due to a change in how customer-funded R,D&E is reimbursed. Additional improvements were a result of the reclassification of certain production overhead costs to R,D&E expense, which boosted gross margin by approximately .3 percentage points. These positive effects were partially offset by a 1.7 percentage point negative impact of higher raw material prices.

Operating income amounted to $104 million, the same amount as reported in the third quarter 2004. The income improved as a result of higher gross margin, but was negatively impacted by $9 million of higher R,D&E expense, $6 million of higher S,G&A expense and $5 million of higher costs for restructuring activities. The higher S,G&A expenses were primarily the result of establishing and strengthening administrative structures within low-cost countries; whereas higher R,D&E costs reflect lower engineering income in addition to the above-mentioned reclassification. The operating margin stood unchanged at 7.5% despite the higher restructuring costs, which reduced operating margin by .4 percentage points. Excluding these effects, operating margin rose to 7.9%.

Income before taxes amounted to $95 million compared to $97 million for the same quarter 2004. The decline was caused mainly by higher average net debt due to the accelerated share repurchase program; additionally interest rates were also higher than in 2004.

Net income declined to $59 million from $67 million in the third quarter 2004. The effective tax rate increased to 35.4% from 29.7% in the same quarter 2004 when the tax rate was exceptionally low due to a year-to-date catch-up effect. This year, the tax rate was affected by a similar negative catch-up effect. The year-over-year impact of these catch-ups was a $3 million higher tax expense.

Earnings per share declined by 6 cents to 66 cents. The total change in the tax rate had a negative impact on earnings per share of 6 cents and the stock repurchase program had a favorable impact of 3 cents. (The average number of shares outstanding decreased by 5% to 89.3 million).

Due to higher restructuring costs, return on capital employed declined to 13.0% from 13.5%. Return on equity declined to 9.6% from 11.0% which was due to a higher tax rate in addition to the higher restructuring costs.

Cash Flow and Balance Sheet

Operations generated a positive cash flow for the 16th quarter in a row. Cash flow amounted to $124 million before investing activities and to $59 million after these activities despite a $21 million increase in working capital caused by higher inventories and lower payables due to the timing of supplier payments. The higher inventories are a reflection of ongoing restructuring activities and the strikes in Korea. In the third quarter 2004, cash flow amounted to $127 million before investing activities and to $68 million after these activities.

Capital expenditures, net, increased by $3 million to $66 million but were $7 million lower than depreciation and amortization of $73 million.

At 9.1% Autoliv continues to meet its target that working capital should not exceed 10% of sales.

In relation to sales days, both receivables and inventories increased seasonally during the quarter. The receivables rose to 86 days of sales from 79 days at the end of June and from 82 days a year ago. Days inventory rose to 36 from 29 at the beginning of the quarter and from 32 at the end of the third quarter 2004.

Due to $159 million of stock repurchases and dividends paid, net debt increased by $77 million to $814 million at the end of the quarter and gross interest-bearing debt by $77 million to $1,020 million. Net debt to capitalization increased to 25% during the quarter from 22%.

Autoliv's policy is to maintain a leverage ratio significantly less than three times and an interest-coverage ratio significantly above 2.75 times. (Leverage ratio is measured as net interest-bearing debt in relation to EBITDA; Earnings Before Interest, Taxes, Depreciation and Amortization, while Interest-coverage ratio is measured as Operating profit in relation to net interest expense). At the end of the quarter, these ratios were 1.1 and 13.5, respectively.

Equity decreased $87 million to $2,429 million or to $27.93 per share. Equity was negatively affected by share repurchases of $133 million and dividend payments of $27 million, while equity was favorably impacted by $59 million from net income, currency effects of $13 million and by $1 million from stock options exercised.

Launches During the 2nd Quarter
  Buick's Lucerne; Side airbags
  Chrysler's PT Cruiser; Driver airbags, passenger airbags, Inflatable Curtains and seatbelts with pretensioners
  Fiat's new Punto: Seatbelts with pretensioners
  Ford's Explorer; Safety electronics
  Ford's new Fusion; Safety electronics
  Ford's Lincoln Zephyr; Safety electronics
  Ford's Mercury Mountaineer and Milan; Safety electronics
  Hyundai's new Accent; Seatbelts with pretensioners
  Honda's Pilot; Inflatable Curtains
  Honda's Civic; Driver airbag and steering wheel
  Pontiac's new Torrent; Seatbelts
  Porsche's new Cayman; Driver airbags, passenger airbags, side airbags, seatbelts with pretensioners, steering wheel and safety electronics
  Toyota's new Ractis; Seatbelts
  VW's new Jetta; Passenger airbags, Inflatable Curtains and seatbelts with pretensioners

1st Nine Months

Market Overview

During the nine-month period January through September 2005, light vehicle production in the Triad was flat compared to the same period 2004.

In Europe, light vehicle production decreased by just over 1% due to weak West European production.

In North America, light vehicle production decreased by nearly 1%. However, Asian and European vehicle manufacturers increased their North American production by 10%, while GM, Ford and Chrysler reduced their production by 5%. This customer and vehicle model mix was favorable for Autoliv due to the Company's strong market position with the Asian and European vehicle manufacturers.

In Japan, light vehicle production increased by nearly 4% in the nine-month period.

Consolidated Sales

For the year's first nine months, sales rose by 7% to $4,740 million. Currency translation effects and more reporting days contributed 2% each to consolidated sales, while acquisitions added one percent. Autoliv's organic growth of 2% was approximately two percentage points better than the vehicle production in the Triad. This performance reflects the impact of continued introduction of curtain airbags and other side airbags, and market share gains in steering wheels and seatbelts.

Sales of airbag products (including electronics and steering wheels) increased by 7% to $3,119 million including 4% from currency effects and more reporting days. The organic growth of 3% was achieved despite the fact that a number of low-margin contracts for airbag inflators were phased out and old frontal airbag contracts expired.

Sales of seatbelt products (including seat sub-systems) rose by 6% to $1,621 million due to currency effects, more reporting days and the consolidation in China. Organic growth as a result of new business in Asia and market share gains in North America was offset by the impact of the reduction in West European vehicle production.

Sales from Autoliv's European companies rose by 4% to $2,637 million due to currency effects and more reporting days. Excluding these effects, organic sales declined at the same rate as European light vehicle production or by 1% since the beginning of the year. The effect of the weak light vehicle production and a decline in frontal airbag sales were partly offset by continued market penetration of side curtain airbags, and market share gains in steering wheels.

Sales from Autoliv's North American companies increased by 6% to $1,295 million. Excluding the effect of more reporting days, organic sales rose by 4% compared to the 1% decline in the region's light vehicle production. The strong performance reflects increasing demand for curtain airbags and other side airbags, in addition to a favorable customer mix.

Sales from Autoliv companies in Japan rose by 12% to $401 million including 3% from currency effects and more reporting days. Organic sales growth of 9% was driven mainly by side airbags and higher market shares in steering wheels.

Sales from Autoliv companies in the Rest of the World jumped 28% to $407 million. Excluding currency effects of 8%, more reporting days of 2% and acquisitions of 7%, organic sales increased by 11%.

Earnings

Gross profit increased by 9% to $968 million and the gross margin rose to 20.4% from 19.9%. Currency effects and more reporting days boosted gross profit by 2% each.

Despite $25 million in charges related to plant closure costs, operating income rose by 3% or $10 million to $377 million. The reported operating margin decreased to 8.0% from 8.2% partially due to higher raw material prices. Additionally, the $25 million dollar restructuring charges had a negative impact on operating margin of 0.5 percentage points.

Net income before taxes improved by 1% to $351 million.

Due to a higher tax rate net income declined to $223 million from $233 million. The effective tax rate increased to 34.1% from 31.0%. This was due to several reasons, including the fact that some start-up companies have become profitable and now have fully utilized their loss carry-forwards. The higher tax rate caused by the Jobs Creation Act was fully offset by lower than calculated taxes for the prior year (see Other Significant Events).

Earnings per share amounted to $2.45 versus $2.46 for the same period 2004. Earnings per share was favorably impacted by 11 cents from currency exchange effects and by 7 cents from the stock repurchase program. The higher tax rate reduced earnings per share by 12 cents.

Return on equity declined to 11.7% from 12.8% due to the higher effective tax rate and restructuring costs. Return on capital employed stood almost unchanged at 15.7%.

Cash Flow and Balance Sheet

Operations generated $324 million in cash before investing activities and $94 million after these activities despite a $169 million increase in working capital, primarily due to tax effects and lower payables. In addition, working capital was exceptionally low at the beginning of the year.

Capital expenditures, net amounted to $232 million compared to $235 million in depreciation and amortization and to capital expenditures of $222 million for the same period 2004.

Since the beginning of the year, net debt has increased by $215 million due to stock buy-backs and dividend payments totalling $310 million. In relation to capitalization, net debt increased to 25% from 18%. Gross interest-bearing debt rose by $39 million to $1,020 million.

Equity decreased by $207 million due to currency effects of $128 million, repurchase of shares for $233 million and quarterly dividend payments of $77 million. Equity was positively impacted by $223 million from net income, by $4 million from changes in the market value of cash-flow hedges and by $4 million from proceeds from the exercise of stock options.

Headcount

Total headcount (employees plus temporary hourly workers) increased by less than 100 during the quarter to 39,700 and decreased from the beginning of the year by 100. In high-cost countries headcount decreased by 600 during the quarter and by 1,300 during the nine-month period. Currently, 39% of headcount and 42% of employees are in low-cost countries.

Prospects

The 5% favorable impact in the first quarter from the change in the number of reporting days will be offset - as previously announced - by a corresponding negative effect in the fourth quarter. Currency effects are expected to have a 4% negative effect, provided that the mid-October exchange rates prevail.

During the fourth quarter, light vehicle production in the Triad is expected to increase by 2% compared to the same quarter 2004. In Europe the increase is expected to be 1%, despite a fall of 3% in Western Europe, where Autoliv generates more than 50% of its revenues. In North America and Japan light vehicle production is expected to increase by 2% and 4%, respectively. Based on these assumptions and excluding the difference in reporting days, daily organic sales are expected to remain flat, although reported sales are expected to decline by 9%.

Even though steel prices have fallen somewhat, raw material prices are still expected to have a negative impact. Despite this effect of approximately 1%, operating margin in the fourth quarter is expected to approach the margin of 8.6% recorded in the same quarter 2004.

Management believes that it ought to be possible to release certain tax reserves by the end of the year, resulting in a slightly lower effective tax rate for the full year than during the first nine months.

In the quarter, Autoliv will contribute $20 million to its U.S. Defined Benefit Plan which will negatively affect operating cash flow.

Other Significant Events
  These financial results have been affected by the consolidation, as of October 1, 2004, of a joint venture in Nanjing, China. Autoliv's interest in the company, which had nearly $30 million in sales in 2004, remains at 50%, but following a change in the ownership agreement Autoliv has received a controlling interest in the company.
  Autoliv has accelerated the share buy-backs and repurchased nearly 3 million shares in the third quarter for $133 million at an average cost of $44.76 per share.
  Since the repurchasing program was adopted in 2000, 16.7 million shares have been repurchased at an average cost of $33.13 per share. Under the existing authorizations, an additional 3.3 million shares can be repurchased.
  Standard & Poor's has raised its long-term credit rating on Autoliv Inc. to A- from BBB+ with a stable outlook. At the same time, the A2 short-term rating and the K-1 Nordic scale rating were affirmed.
  In accordance with the Jobs Creation Act, a one-time internal dividend of just over SEK 2.5 billion or $337 million has been paid from Autoliv AB in Sweden to its U.S. parent company, Autoliv Inc. Given current exchange rates and the interest rates in Sweden and the U.S., the payment is expected to reduce interest and tax expenses by a total of $6 million annually.
  A cooperation agreement has been signed with Magneti Marelli, a wholly owned subsidiary of Fiat. The agreement mainly includes collaboration in airbag electronics and automatic emergency systems.
  At the Frankfurt Auto Show, BMW presented Autoliv's new Night Vision System in their 7-series, while Volvo showed Autoliv's new curtain airbags for convertible vehicles in their new C-70 model.
  In Romania two new plants have been opened; one weaving facility that will increase our capacity for seat belt webbing by 20% in Europe and another plant that will double Autoliv's seat belt assembly capacity in Romania.
  Currently, there are four major restructuring activities ongoing in Autoliv. The UK airbag assembly plant will be closed and operations moved to primarily Turkey. Production in Australia will be restructured and most of it moved to China. One initiator plant in France will be closed. Parts of the European inflator production will be moved to a new plant under construction in Romania.
  The U.S. SAFETEA Act that was signed into law in August mandates several changes that could increase the demand for safety systems in vehicles. For instance, the Act directs the Department of Transportation to issue regulations about including safety ratings from crash-test programs in the labeling of new vehicles.

Dividend and Next Report

The quarterly dividend will be raised by 7% to 32 cents per share and paid on December 8 to shareholders of record as of November 10, 2005. The ex-date is November 8, 2005. The dividend per share has been raised by almost 200% in five steps since 2002.

The next report will be published on February 9, 2006.

"Safe Harbor Statement"

Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including - but not limited to - the economic outlook for the Company's markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, increasing costs, supply issues, product liability, warranty and recall claims, dependence on customers and other factors discussed in Autoliv's filings with the Securities and Exchange Commission (SEC). We do not intend or assume any obligation to update any of these statements.

Definitions and SEC Filings

Please refer to www.autoliv.com/Financial info or to the Annual Report for definitions of terms used in this report.

Filings with the SEC of Autoliv's annual report, 10-K report, quarterly reports in the form of 10-Q reports, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company's address. These documents are also available at the SEC's website www.sec.gov and at Autoliv's corporate website www.autoliv.com.

KEY RATIOS
	Quarter July - Sept		First 9 months		Latest 12	Full Year
	2005	2004	2005	2004	months	2004

Earnings per share 1)	$.66	$.72	$2.45	$2.46	$3.46	$3.46
Equity per share	27.93	26.58	27.93	26.58	27.93	28.66
Cash dividend declared per share	.30	.20	.85	.60	1.05	.75
Working capital, $ in millions	587	513	587	513	587	481
Capital employed, $ in millions	3,243	3,164	3,243	3,164	3,243	3,236
Net debt, $ in millions	814	713	814	713	814	599
Net debt to capitalization, % 2)	25	22	25	22	25	18

Gross margin, % 3)	20.2	19.1	20.4	19.9	20.2	19.9
Operating margin, % 4)	7.5	7.5	8.0	8.2	8.1	8.4

Return on equity, %	9.6	11.0	11.7	12.8	12.5	13.2
Return on capital employed, %	13.0	13.5	15.7	15.8	16.4	16.4

Average no. of shares in millions 1)	89.3	93.7	90.9	94.7	91.4	94.2
No. of shares at period-end in millions5)	87.0	92.2	87.0	92.2	87.0	92.0
No. of employees at period-end	34,300	34,000	34,300	34,000	34,300	34,500
Headcount at period-end	39,700	39,900	39,700	39,900	39,700	39,800
Days receivables outstanding 6)	86	82	76	77	75	73
Days inventory outstanding 7)	36	32	32	30	31	31

1)Assuming dilution and net of treasury shares
2)Net debt in relation to net debt, minority and equity
3)Gross profit relative to sales
4)Operating income relative to sales
5)Excluding dilution and net of treasury shares
6)Outstanding receivables at average exchange rates relative to average daily sales
7)Outstanding inventory at average exchange rates relative to average daily sales

CONSOLIDATED STATEMENTS OF INCOME (Dollars in millions, except per share data)

	Quarter July - Sept		First 9 months		Latest 12	Full Year
	2005	2004	2005	2004	months	2004
Net sales
- Airbag products	$916.9	$911.4	$3,118.6	$2,924.1	$4,222.5	$4,028.0
- Seatbelt products	474.8	471.3	1,621.3	1,525.0	2,212.2	2,115.9
Total net sales	1,391.7	1,382.7	4,739.9	4,449.1	6,434.7	6,143.9

Cost of sales	(1,110.5)	(1,119.1)	(3,772.1)	(3,562.6)	(5,132.2)	(4,922.7)
Gross profit	281.2	263.6	967.8	886.5	1,302.5	1,221.2

Selling, general & administrative expenses	(78.2)	(72.7)	(249.1)	(217.9)	(338.6)	(307.4)
Research, development & engineering expenses	(88.8)	(80.0)	(310.2)	(280.0)	(398.6)	(368.4)
Amortization of intangibles	(3.9)	(5.2)	(11.3)	(15.9)	(16.5)	(21.1)
Other income (expense), net	(6.0)	(1.4)	(20.3)	(5.9)	(25.6)	(11.2)
Operating income	104.3	104.3	376.9	366.8	523.2	513.1

Equity in earnings of affiliates	1.1	2.1	5.1	7.9	6.8	9.6
Interest income	1.4	.9	5.8	2.8	7.0	4.0
Interest expense	(11.4)	(10.4)	(35.9)	(29.0)	(47.1)	(40.2)
Other financial items, net	(.3)	(.3)	(.6)	(1.8)	(.8)	(2.0)
Income before income taxes	95.1	96.6	351.3	346.7	489.1	484.5

Income taxes	(33.7)	(28.7)	(119.8)	(107.5)	(161.3)	(149.0)
Minority interests in subsidiaries	(2.3)	(.6)	(8.9)	(6.3)	(11.8)	(9.2)
Net income	$59.1	$67.3	$222.6	$232.9	$316.0	$326.3

Earnings per share (basic and diluted)	$.66	$.72	$2.45	$2.46	$3.46	$3.46

CONSOLIDATED BALANCE SHEETS (Dollars in millions)

	Sept 30	June 30	March 31	Dec 31	Sept 30
	2005	2005	2005	2004	2004
Assets
Cash & cash equivalents	$106.9	$107.0	$116.0	$229.2	$106.8
Receivables	1,255.0	1,343.4	1,352.0	1,288.8	1,228.9
Inventories	489.1	462.3	493.8	509.2	454.8
Other current assets	261.4	246.7	159.5	163.6	110.8
Total current assets	2,112.4	2,159.4	2,121.3	2,190.8	1,901.3

Property, plant & equipment, net	1,088.0	1,091.8	1,125.6	1,159.7	1,065.2
Investments and other non-current assets	132.6	141.3	275.8	294.3	253.1
Goodwill assets, net	1,526.7	1,527.4	1,546.5	1,552.0	1,529.5
Intangible assets, net	156.7	160.6	153.7	157.3	162.1
Total assets	$5,016.4	$5,080.5	$5,222.9	$5,354.1	$4,911.2

Liabilities and shareholders' equity
Short-term debt	$547.3	$527.5	$288.0	$313.8	$176.1
Accounts payable	692.4	743.3	782.0	798.9	702.5
Other current liabilities	624.8	631.5	691.9	686.6	584.2
Total current liabilities	1,864.5	1,902.3	1,761.9	1,799.3	1,462.8

Long-term debt	472.2	415.7	608.1	667.1	754.0
Pension liability	77.8	73.7	72.5	73.6	65.9
Other non-current liabilities	114.2	115.9	116.0	118.9	129.2
Minority interests in subsidiaries	58.2	56.1	60.9	58.8	48.6
Shareholders' equity	2,429.5	2,516.8	2,603.5	2,636.4	2,450.7
Total liabilities and shareholders' equity	$5,016.4	$5,080.5	$5,222.9	$5,354.1	$4,911.2

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions)

	Quarter July - Sept		First 9 months		Latest 12	Full Year
	2005	2004	2005	2004	months	2004

Net income	$59.1	$67.3	$222.6	$232.9	$316.0	$326.3
Depreciation and amortization	72.7	71.6	234.7	218.0	315.0	298.3
Deferred taxes and other	12.9	(2.1)	36.0	.3	23.3	(12.4)
Changes in operating assets and liabilities	(20.8)	(9.7)	(169.2)	3.1	(104.3)	68.0
Net cash provided by operating activities	123.9	127.1	324.1	454.3	550.0	680.2

Capital expenditures, net	(65.6)	(63.1)	(232.3)	(221.7)	(323.3)	(312.7)
Acquisitions of businesses and other, net	.6	4.4	2.2	8.2	3.8	9.8
Net cash before financing	58.9	68.4	94.0	240.8	230.5	377.3

Net increase (decrease) in short-term debt	36.5	(25.2)	(97.5)	(56.6)	(7.7)	33.2
Issuance of long-term debt	136.6	43.0	351.5	94.4	352.2	95.1
Repayments and other changes in long- term debt	(71.4)	(.2)	(140.3)	(92.8)	(233.4)	(185.9)
Dividends paid	(26.8)	(18.7)	(77.2)	(51.9)	(95.6)	(70.3)
Shares repurchased	(132.6)	(70.6)	(233.3)	(129.5)	(247.7)	(143.9)
Stock options exercised	.7	.8	4.3	8.2	6.3	10.2
Other, net	.2	(5.6)	(5.0)	.7	(4.8)	.9
Effect of exchange rate changes on cash	(2.2)	2.2	(18.8)	(.2)	.3	18.9
Increase (decrease) in cash and cash equivalents	(.1)	(5.9)	(122.3)	13.1	.1	135.5

Cash and cash equivalents at period-start	107.0	112.7	229.2	93.7	106.8	93.7
Cash and cash equivalents at period-end	$106.9	$106.8	$106.9	$106.8	$106.9	$229.2